MIDCOM NEWS                                                        EXHIBIT 99.1

CONTACT:          Robert J. Chamberlain               Paul P. Senio
                  Chief Financial Officer             General Counsel
                  (206) 628-5174                      (206) 628-4900


                           MIDCOM COMMUNICATIONS INC.
          ANNOUNCES CLOSING OF ADDITIONAL $12,743,000 PRIVATE PLACEMENT

SEATTLE, WA (SEPTEMBER 6, 1996) -- MIDCOM Communications Inc. (NASDAQ: MCCI) today announced the closing of a private placement of an additional $12,743,000 of convertible subordinated notes. The additional notes were issued as a result of the exercise by certain initial purchasers of an over-allotment option granted in connection with the company's previously announced private placement of $85 million of convertible subordinated notes which closed on August 22, 1996.

         The notes bear interest at the rate of 8-1/4 percent and the principal amount of the notes, due August 15, 2003, may be converted, at the option of the holders, into shares of MIDCOM common stock at a conversion price of $14.0875 per share subject to certain adjustments. The notes are redeemable, in whole or in part, at the option of MIDCOM at any time after August 15, 2001.

         The notes were offered on behalf of MIDCOM to qualified institutional buyers under SEC Rule 144A, in private transactions to certain accredited investors and under Regulation S in offshore transactions to certain non-U.S. persons. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Founded in 1989, MIDCOM provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company is headquartered in Seattle, Washington and has regional offices throughout the nation. MIDCOM currently invoices approximately 125,000 customer locations per month.


                                        5